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                                                                    EXHIBIT 23.6


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Chancellor Media Corporation:


We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) February 10, 1997 with respect to the consolidated statements of operations and cash flows of Commodore Media, Inc. and Subsidiaries and (ii) March 5, 1998, except for Note 1 as to which the date is April 27, 1998 with respect to the consolidated financial statements of Capstar Communications, Inc. and Subsidiaries (formerly known as SFX Broadcasting, Inc. and Subsidiaries), both included in the Registration Statement (Form S-4) and related Prospectus of Chancellor Media Corporation to approve and adopt the Agreement and Plan of Merger between Chancellor Media Corporation and Capstar Broadcasting Corporation.


                                       Ernst & Young LLP

New York, New York

June 3, 1999